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                                                                 EXHIBIT 8.2

                                  February 23, 1998



Heartstream, Inc.
2401 Fourth Avenue, Suite 300
Seattle, Washington 98121

Ladies and Gentlemen:

     We have acted as counsel for Heartstream, Inc., a Delaware corporation ("Heartstream") in connection with the preparation and execution of the Agreement and Plan of Reorganization dated as of December 29, 1997 (the "Reorganization Agreement") by and among Heartstream, Hewlett-Packard Company, a California corporation ("HP"), and Whistler Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of HP ("Sub"). Pursuant to the Reorganization Agreement, Sub will merge with and into Heartstream (the "Merger"), and Heartstream will become a wholly owned subsidiary of HP. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Reorganization Agreement (including Exhibits), registration statement on Form S-4 filed with the Securities and Exchange Commission (which contains a prospectus and joint proxy statement of HP and Heartstream( (the "Registration Statement") and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon (without any independent investigation) certificates of officers of HP and Heartstream, respectively (the "Officers' Certificates") and representations made by certain shareholders of Heartstream in "Affiliate Agreements."

In connection with rendering this opinion, we have also assumed (without any independent investigation) that:


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Heartstream Design Corporation
February 23, 1998
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     1.   Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2. Any representation or statement referred to above made "to the knowledge of," "to the best of the knowledge" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

     4. The Merger will be reported by HP and Heartstream on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     5. The Merger will be consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state law;

     6. The stockholders of Heartstream do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of HP Common Stock to be received in the Merger (or to dispose of Heartstream capital stock in anticipation of the Merger) such that the stockholders of Heartstream will not receive and retain a meaningful continuing equity ownership in HP that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions; and

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Heartstream Design Corporation
February 23, 1998
Page 3


         7. The opinion of counsel to be issued by the General Tax Counsel of HP has been delivered and not withdrawn.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates and Affiliate Agreements are true and correct as of the Effective Time, then for federal income tax purposes the Merger will constitute as a "reorganization" as defined in Section 368(a) of the Code.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon, the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(c) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we

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Heartstream Design Corporation
February 23, 1998
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have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you for the purpose of satisfying the requirements of Section 6.1(d) of the Reorganization Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

          Very truly yours,


          /s/ VENTURE LAW GROUP

          VENTURE LAW GROUP
          A Professional Corporation